UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 29, 2013

FINDEX.COM, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-29963	88-0378462
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

18151 Lafayette Avenue, Elkhorn, Nebraska	68022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(402) 333-1900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2013, FindEx.com, Inc., the registrant (the “Company,” “us,” “we,” “our”), entered into a binding letter of intent (the “Letter of Intent”) with The Renewable Corporation, a Washington corporation (“TRC”).  Pursuant to the Letter of Intent, we have agreed to enter into a series of transactions (the “Transactions”) pursuant to which we will issue what will amount to approximately eighty percent (80%) of our common stock in exchange for either all of the assets of EcoSmart Surface and Coating Technologies, Inc., a Florida corporation and a wholly owned subsidiary of TRC (“EcoSmart”), or, if the transactions are structured differently, all of the capital stock of EcoSmart.  Although subject to various contingencies, including the finalization and entering into of a set of definitive legal agreements and due diligence investigations, if and when consummated, the Transactions would result in a change of control and fundamental restructuring of the Company, including not only our board of directors and operating officers, but also our business operations and strategic direction.

EcoSmart was established in 2012, and is based in Lake Park, Florida. It has developed state of the art industrial coatings which comprise over fifteen specialty coatings that have a wide range of uses in industrial, commercial and residential sectors. EcoSmart specializes in organic and inorganic coatings by using an Eco-Nanobond™ technology that allows for vast multi-surface applications. EcoSmart has also developed a “patent pending” process that fully encapsulates harmful VAT asbestos tile. The business is divided into two operating divisions: the coatings division and the surfaces division.

The EcoSmart coatings division formulates, manufactures, and distributes over fifteen specialty coatings and trade secret processes that have a wide range of uses in industrial, commercial, and residential sectors. Its patented nano-technology and specialized glass coatings are suitable to multiple industries for corrosion protection, self-cleaning, self-sterilization, slip resistance, chemical resistance, anti-graffiti, energy and cosmetic improvement. The coatings, which can be used on most surfaces, effectively transform the properties of the subject surface to one that resembles and reacts with compounds as if it were glass. The EcoSmart coatings are particularly suited for the flooring, automotive, marine, medical, home, and industrial applications and their application offer a significant value in terms of restoration and longevity to a broad array of widely used items.

The EcoSmart surfaces division markets a proprietary flooring system that relies on advancements in applied chemical engineering and digital printing technologies to treat and cover existing floors, providing a cost-effective option for most industrial applications, but most specifically those faced with the challenges of having to work with legacy-laden, chemically contaminated and/or vinyl asbestos tile (VAT) floors.  By eliminating the heavily regulated, dangerous, and extremely costly processes of demolition, removal, and disposal of the contaminated substrates, as well as the cost of replacement flooring, the EcoSmart surfaces division’s patented system is a uniquely effective and feasible option for property owners with flooring contaminated with asbestos, fossil fuel residues, or other potentially hazardous substances.

In addition to the basic terms of the Transactions, the Letter of Intent includes requirements relating to the reconstitution of our board of directors.  Specifically, and subject to the terms of the definitive agreements if and when executed, our two current board members will remain, and the board will be re-constituted so as to contain three nominees of TRC.  In accordance with the Letter of Intent, any definitive agreements will also contain customary representations, warranties, covenants, indemnities and other agreements associated with similar transactions.

The foregoing description of provisions contained in the Letter of Intent do not purport to be complete and are qualified in their entirety by the Letter of Intent itself, a copy of which is attached to this Current Report on Form 8-K as exhibit 10.38.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed herewith:

(d) Exhibits

Exhibit No.	Description
10.38	Binding Letter of Intent between FindEx.com, Inc. and the Renewable Corporation dated October 29, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINDEX.COM, INC.

Dated: November 4, 2013	By:	/s/ Steven Malone
Steven Malone
President and Chief Executive Officer